Exhibit 10.39

Employment Agreement
Amendment No. 1

THIS AMENDMENT, made as of the 28th day of October 2001, by and between UAL Corporation, a Delaware corporation ("UAL") and United Air Lines, Inc., a Delaware corporation ("UA", UAL and UA sometimes collectively referred to as "United") and James E. Goodwin ("Executive").

WITNESSETH THAT:

WHEREAS, the parties hereto have executed an employment agreement, dated as of April 12, 1999 providing for the employment by United of the Executive (the "Employment Agreement"); and

WHEREAS, the parties hereto hereby desire to amend the Employment Agreement ("Amendment");

NOW, THEREFORE, the parties hereto hereby agree as follows:

          1.       Section 5(d) shall be amended by the addition of the following subsection (ix) to read as follows:

(ix)    Executive shall provide United with assistance on an as needed basis with respect to issues and events originating during Executive's employment with United. In order for Executive to be able to respond to any requests by United on these matters, United shall reimburse Executive for the cost of, or at United's option, provide Executive with office and secretarial support for a period of five (5) years beginning on Executive's Termination Date. To the extent United provides the secretarial support to Executive for any portion of the period, the only reimbursement the Executive shall be entitled to receive is for his direct office space expense. The reimbursement for office space shall not exceed thirty thousand dollars ($30,000) per year (prorated for partial years). If secretarial support provided by United is discontinued, Executive shall employ his own secretarial support and the cost of such support shall be included within the annual reimbursement. The annual reimbursement for office space and secretarial services (prorated for partial years) may not exceed ninety-five thousand dollars ($95,000). The annual limits for reimbursements may be adjusted for annual increases but in no event to exceed 5% per year.
2.       Section 5(d) shall be amended by the addition of the following subsection (x) to read as follows:

  (x)     A. In consideration of the payments and benefits provided in subsection (ix) above, Executive hereby voluntarily, knowingly, willingly, irrevocably, and unconditionally releases United and UAL together with their respective parents, subsidiaries and affiliates, and each of their respective officers, directors, employees, representatives, attorneys and agents, and each of their respective predecessors, successors and assigns (collectively, the "Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights,. Costs, losses, debts, and expenses of any nature whatsoever, known or unknown, which against them Executive or his successors or assigns ever had, now have or hereafter can, shall or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever arising from the beginning of time to the date of this Amendment, including without limitation all claims arising under Title VII of the Civil Rights Act of 1991, the federal Age Discrimination in Employment Act of 1967 ("ADEA"), the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, each as amended; and all other federal, state or local laws, rules, regulations, judicial decisions or public policies now or hereafter recognized, including but not limited to the Illinois Human Rights Act, as amended. This release by Executive of the Releasees also includes, without limitation, all claims arising under each employee pension, employee welfare, and executive compensation plan of United now in effect or hereafter adopted, except for any benefits to be provided to Executive under this Employment Agreement or Amendment. Executive acknowledges that he has received all of the benefits he is entitled to receive under paragraphs 3 and 5 of this Employment Agreement and the Restricted Stock Unit Agreement dated April 12, 1999, and he hereby releases the Releasees from any claims to such to such benefits except as to those benefits which are to continue until October 28, 2004 pursuant to this Employment Agreement. It is agreed that this subsection shall survive termination of the Employment Agreement. Nothing in this subsection shall affect or impair any right Executive has to either (1) indemnification pursuant to United's or UAL's bylaws or applicable law or (2) any vested benefit under United's employee benefit plans.

  (B)     Executive expressly acknowledges and agrees that by entering into this Amendment, Executive is waiving any and all rights or claims that he may have arising under the ADEA, as amended, which have arisen on or before the date of execution of this Amendment. Executive further expressly acknowledges and agrees that:

(i)      In return for this Agreement, Executive will receive compensation beyond that which he was already entitled to receive before entering into this Agreement;   (ii)      Executive has been advised by United to consult with an attorney before signing this Agreement;

(iii)     Executive was given a copy of this Agreement on or before November 7, 2001. Executive has been informed that Executive has until November 28, 2001 within which to consider the Agreement. Changes made to the Agreement at the request of UA or Executive will not extend the consideration period. If Executive considers and executes this Agreement before November 28, 2001, then Executive agrees that he has had a reasonable period of time to consider the Agreement; and

(iv)     Executive was informed that Executive had seven (7) days following the date of execution of the Agreement in which to revoke the Agreement. After seven (7) days this Agreement will become effective, enforceable and irrevocable unless written revocation is received by the undersigned from Executive on or before the close of business on the seventh (7th) day after Executive executed this Agreement. If Executive revokes this Agreement it shall not be effective or enforceable and Executive will not receive the compensation or benefits described in this Agreement.

 C.     United and UAL together agree that they have entered into this Amendment on a purely voluntary basis, and in consideration of the benefits provided to them herein, they further agree to release Executive and his successors and assigns, from and against any and all charge, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts, and expenses. (3)     No Other Changes. In all other respects, the provisions of the Employment Agreement shall remain unchanged and in full force and effect. IN WITNESS WHEROF, the parties hereto have executed this Amendment No. 1 as of the date first written above.

UAL CORPORATION

/s/ James E. Goodwin	By /s/ Francesca M. Maher
James E. Goodwin	Francesca M. Maher
Senior Vice President,
General Counsel and
Secretary